AMENDMENT TO

POOLING AND SERVICING AGREEMENT

DATED AS OF JANUARY 1, 2002

AMONG

BEAR STEARNS ASSET BACKED SECURITIES, INC.,

AS DEPOSITOR

EMC MORTGAGE CORPORATION,

AS SELLER AND COMPANY

WELLS FARGO BANK, N.A., as successor by consolidation to WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,

AS MASTER SERVICER AND SECURITIES ADMINISTRATOR

AND

JPMORGAN CHASE BANK, N.A., as successor to BANK ONE, NATIONAL ASSOCIATION

AS TRUSTEE

BEAR STEARNS ASSET BACKED SECURITIES TRUST 2002-AC1

ASSET-BACKED CERTIFICATES, SERIES 2002-AC1

This AMENDMENT is made and entered into this 1st day of August, 2005 to that certain Pooling and Servicing Agreement (the “Agreement”), dated as of January 1, 2002, by and among BEAR STEARNS ASSET BACKED SECURITIES, INC., as Depositor (the “Depositor”), EMC MORTGAGE CORPORATION, as Seller (in such capacity, the “Seller”) and Company (in such capacity, the “Company”), WELLS FARGO BANK, N.A., as successor by consolidation to WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Master Servicer (in such capacity, the “Master Servicer”) and Securities Administrator (in such capacity, the “Securities Administrator”) and JPMORGAN CHASE BANK, N.A., as successor to BANK ONE, NATIONAL ASSOCIATION, as trustee (the “Trustee”). This amendment is made pursuant to Section 12.01 of the Agreement.

SECTION 1.   Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

SECTION 2.    Amendment to Agreement. Section 8.05(b) of the Agreement is hereby amended effective as of the date of the related Agreement by deleting such section in its entirety and replacing it with the following:

(b)               The Company shall not resign from the obligations and duties hereby imposed on it except (i) upon the assignment of its servicing duties with respect to all or a portion of the EMC Loans to an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing that has a net worth of not less than $10,000,000 and with the prior written consent of the Master Servicer (which consent shall not be unreasonably withheld) or (ii) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect addressed to and delivered, to the Master Servicer and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Master Servicer and the Trustee. No appointment of a successor to the Company shall be effective hereunder unless (a) the Rating Agencies have confirmed in writing that such appointment will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, (b) such successor shall have represented that it is meets the eligibility criteria set forth in clause (i) above and (c) such successor has agreed to assume the obligations of the Company hereunder to the extent of the EMC Loans to be serviced by such successor. The Company shall provide a copy of the written confirmation of the Rating Agencies and the agreement executed by such successor to the Master Servicer and the Trustee. No such resignation shall become effective until a qualified successor or the Master Servicer shall have assumed the Company’s responsibilities and obligations hereunder. The Company shall notify the Master Servicer, the Trustee and the Rating Agencies of the resignation of the Company or the assignment of all or a portion of its servicing duties hereunder in accordance with this Section 8.05.

SECTION 3.    Effectiveness of Agreement.   Except as expressly amended by the terms of this Amendment, all terms and conditions of the Agreement, as amended, shall remain in full force and effect.

SECTION 4.    Execution in Counterparts.       This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together by one and the same agreement.

SECTION 5.    Governing Law.           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5.1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS ASSET BACKED SECURITIES, INC., as Depositor

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

EMC MORTGAGE CORPORATION, as Seller and Company

By:	/s/ Jenna Kemp
Name:	Jenna Kemp
Title:	Managing Director

WELLS FARGO BANK, N.A., as Master Servicer and Securities Administrator

By:	/s/ Dawn Hammond
Name:	Dawn Hammond
Title:	Vice President

JPMORGAN CHASE BANK, N.A. as Trustee

By:	/s/ Peggy L. Remy
Name:	Peggy L. Remy
Title:	Assistant Vice President